UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

February 24, 2025

Date of Report (date of earliest event reported)

AMBARELLA, INC.

(Exact name of Registrant as specified in its charter)

Cayman Islands	001-35667	98-0459628
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

3101 Jay Street

Santa Clara, CA 95054

(Address of principal executive offices)

Registrant’s telephone number, including area code: (408) 734-8888

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary Shares, $0.00045 par value	AMBA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Director

On February 25, 2025, the Board of Directors (the “Board”) of Ambarella, Inc. (the “Company”) appointed Chantelle Breithaupt as an independent director to the Board and a member of the Board’s Audit Committee, in each case effective immediately.

Ms. Breithaupt currently serves as the Senior Vice President, Chief Financial Officer of Arista Networks, Inc., a position she has held since February 2024 having joined Arista in January 2024. Ms. Breithaupt served as Senior Vice President and Chief Financial Officer of Aspen Technology from March 2021 to December 2023. Prior to Aspen Technology, Ms. Breithaupt spent seven years with Cisco Systems Inc. She held multiple leadership positions at Cisco, most recently as Senior Vice President, Finance from January 2021 to March 2021, Vice President of Finance – Customer Experience/Services from August 2018 to January 2021, Vice President – Finance, Americas from October 2017 to August 2018 and Senior Director – Operational Finance from April 2014 to August 2015. Before Cisco, Ms. Breithaupt worked with GE for 15 years, where she held progressive, executive global finance roles. Ms. Breithaupt holds an Honors Business Administration degree from Wilfrid Laurier University (Canada).

As a member of the Company’s Board, Ms. Breithaupt will receive the Company’s standard compensation for non-employee directors and will sign the Company’s form Indemnification Agreement. Additionally, Ms. Breithaupt will receive an initial restricted stock unit award with a value of $150,000 that will vest in three equal, quarterly installments on March 15, June 15 and September 15, 2025, which is consistent with the terms of the annual RSU grants made to continuing non-employee directors in August 2024. The Company previously disclosed the standard arrangements for non-employee directors in its definitive proxy statement on Schedule 14A, filed with the Securities and Exchange Commission on May 3, 2024. The Board has determined that Ms. Breithaupt is independent in accordance with the relevant rules and regulations of the Securities and Exchange Commission and listing standards of Nasdaq. There are no arrangements or understandings between Ms. Breithaupt and any other person pursuant to which she was selected as a director of the Company. There are no transactions between Ms. Breithaupt and the Company that would be reportable under Item 404(a) of Regulation S-K.

Fiscal Year 2026 Annual Bonus Plan

On February 24, 2025, the Compensation Committee of the Board of Directors (the “Compensation Committee”) of Ambarella, Inc. (the “Company”) approved a Fiscal Year 2026 Annual Bonus Plan (the “FY2026 Bonus Plan”). The Company’s executive team members, including executive officers Feng-Ming Wang, John Young, Les Kohn, Chan Lee, Christopher Day, John Ju, and Yun-Lung Chen, are eligible to participate in the FY2026 Bonus Plan. The Board of Directors also approved a bonus target under the FY2026 Bonus Plan for Feng-Ming Wang, the Company’s Chief Executive Officer, of 100% of his fiscal year 2026 annual base salary. Bonus targets for other executives range from 40% to 75% of their annual base salary. The FY2026 Bonus Plan establishes an aggregate target bonus pool that is approximately 19% larger than the target bonus pool under the fiscal year 2025 bonus plan. The actual aggregate amount of the bonus pool under the FY2026 Bonus Plan will be determined by the Compensation Committee or the Board of Directors following completion of fiscal year 2026 based upon the Company’s fiscal year 2026 performance against revenue, operating profit, and certain non-financial operational objectives established by the Compensation Committee. The performance weightings for the executive management team are 1/3 for the revenue metric, 1/3 for the operating profit metric and 1/3 for the non-financial operational objectives. On-target performance is intended to result in an aggregate bonus pool payout at target levels. Above target performance is intended to result in aggregate bonus pool payouts above target levels, with a maximum payout equal to 167% of the annual targeted bonus pool payout, absent approval otherwise by the Board of Directors or the Compensation Committee. Failure to achieve threshold performance levels will result in no funding of the bonus pool, while performance between threshold and target levels will be determined by linear interpolation. The Compensation Committee and the Board of Directors have discretion to individually apportion from such bonus pool and pay bonuses, if any, to individual executives that are based on the achievement of corporate goals and individual objectives. Any bonus plan payouts will be made no later than two and one-half months following the end of the Company’s fiscal year 2026 and generally are subject to continued employment through the payment date. The Compensation Committee and the Board of Directors have discretion to reduce, eliminate or increase the size of the bonus pool and the individual bonuses.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 28, 2025	Ambarella, Inc.

/s/ John A. Young
John A. Young
Chief Financial Officer